Exhibit 10.1

Executive Employment Agreement

ARIAD Pharmaceuticals, Inc. (the “Company”) a Delaware corporation, and Timothy P. Clackson, Ph.D. (the “Employee”) enter into the following Executive Employment Agreement as of the 1st day of December, 2016 (hereafter, the “Agreement”).

WHEREAS, the Company and the Employee previously entered into an executive agreement on May 15, 2010, as amended subsequently from time to time, which the Company and the Employee intend to replace in its entirety with this Agreement on the new terms and conditions contained herein;

WHEREAS, as an employee of the Company, the Employee has previously received and will continue to be given access to or come into contact with certain proprietary and/or confidential information of the Company;

WHEREAS, the Employee wishes to continue employment with the Company on such terms;

WHEREAS, capitalized terms used in this Agreement are defined in Section 15 except as otherwise set forth herein; and

WHEREAS, the parties mutually intend that this Agreement shall be the sole agreement between them concerning the Company’s employment of the Employee and the terms and conditions of such employment.

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Employment, Duties and Acceptance.

1.1 The Company hereby employs the Employee to render full-time services to the Company, and to perform such duties as the Company shall reasonably direct Employee to perform. The Employee’s title shall be President of Research and Development and Chief Scientific Officer, responsible for all non-clinical research (including drug discovery), clinical research and development, medical affairs, technical operations, and program management and Employee shall report directly to the Chief Executive Officer, unless and until the Chief Executive Officer shall change such title or reporting relationship, in his or her sole discretion.

1.2 The principal place of employment of the Employee hereunder shall be in the greater Cambridge, Massachusetts area; provided, however that the Employee may be required to travel on Company business in the course of his or her employment.

1.3 Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee may (a) have an academic appointment and (b) participate in professional activities (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Employee’s duties to the Company; and provided further that Employee shall not be permitted to serve as a consultant to, or as a member of the board of directors of, any other entity other than an Affiliate without the prior written consent of the Company’s Chief Executive Officer, such consent not to be unreasonably withheld.

1.4 The Employee represents and affirms that, as of the Effective Date (as defined in Section 2), Employee does not have any other contractual obligations to any other Person that would prohibit or limit Employee’s employment with the Company or that would conflict with the terms of this Agreement, except for the duty not to use or disclose another Person’s confidential information without authorization. Employee further acknowledges that the Company instructs Employee not to bring to the Company or use or disclose in the course of Employee’s employment with the Company any confidential information belonging to another Person, without that Person’s express authorization.

2. Term of Employment.

The term of the Employee’s employment under this Agreement shall commence on the date set forth in the first paragraph of this Agreement (the “Effective Date”), and shall end on December 31, 2018, unless sooner terminated pursuant to Section 4 or 5 of this Agreement; provided, however, that this Agreement shall automatically be renewed for successive one-year terms absent ninety (90) days written notice by either party to terminate the Employee’s employment. The date on which the Employee’s employment ends, regardless of the reason for the termination, shall be called the “Termination Date.”

3. Compensation.

3.1 As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee a base salary at the fixed rate of $513,000 per year, and increased each year, by amounts, if any, to be determined by the Company, in its sole discretion, payable in equal biweekly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. Notwithstanding anything to the contrary herein, in the event that Employee is an executive officer of the Company, any changes in base salary and any award of a Discretionary Bonus (as defined below) shall be determined by the Company’s Board of Directors (or an appropriate committee thereof).

3.2 The Employee shall be eligible to receive an annual discretionary bonus (“Discretionary Bonus”), in accordance with the annual incentive program applicable generally to similarly situated employees of the Company. The target for such Discretionary Bonus shall be 50% of the Employee’s annual base salary (“Discretionary Bonus Target”); provided, however, that the Company may elect to pay a greater or lesser bonus in any year, in its sole discretion, based on the assessment of Employee’s individual performance objectives and the Company’s annual financial and operating objectives, performance, and other factors as the Company may determine appropriate. Any Discretionary Bonus payable under this Section 3.2 shall be paid to the Employee no later than March 15th of the year following the year in which such Discretionary Bonus is earned. Except as provided in Sections 6.1 and 6.2, in order to receive the Discretionary Bonus, Employee must be employed by the Company on the date the Discretionary Bonus is paid.

3.3 Intentionally omitted.

3.4 The Employee shall be eligible to participate in any incentive plan, stock-based compensation plan, bonus, deferred or extra compensation plan, pension, group health, disability, long-term care, life, paid time off, insurance or other so-called “fringe” benefits, which the Company provides for its executives at the comparable level. The terms of any such benefits will be governed by the applicable plan documents and Company policies in effect from time to time.

3.5 In accordance with the Company’s travel and expense policies in effect, the Company shall reimburse the Employee for all reasonable travel and other expenses incurred by the Employee in connection with the performance of his or her duties and obligations under this Agreement.

3.6 The Employee agrees to abide by the Company’s Incentive Compensation Recoupment Policy and Stock Ownership Policy and such other policies as the Company may adopt from time to time generally for senior executives.

4. Termination by the Company.

4.1 The Company may terminate the Employee’s employment at any time upon the occurrence of any of the following:

(a) The Employee shall die while employed by the Company.

(b) The Employee shall become physically or mentally disabled, whether totally or partially, so that the Employee is unable substantially to perform his or her services hereunder for (i) a period of one-hundred eighty (180) consecutive days, or (ii) for shorter periods aggregating one-hundred eighty (180) days during any twelve (12) month period.

(c) The Employee acts in a manner that provides Cause for termination, as determined in the sole discretion of the Company. If the conduct constituting Cause hereunder is susceptible to cure, the Company shall provide the Employee written notice of termination pursuant to this Section 4, and Employee shall have thirty (30) days to cure or remedy such failure or breach, in which case Employee’s employment shall not be terminated. If the conduct is not susceptible to cure as determined by the Company in its sole discretion, the Employee’s employment shall terminate upon written notice by the Company.

(d) The Company elects to terminate the Employee’s employment not due to the death or disability of the Employee or in circumstances not constituting Cause. The Company shall provide thirty (30) days’ notice of such termination; provided, however, that the Company may elect to pay the Employee in lieu of providing notice.

5. Termination by the Employee.

5.1 The Employee may terminate Employee’s employment, within thirty (30) days of the initial occurrence of either of the following:

(a) A material breach of the terms of this Agreement by the Company and such breach continues for thirty (30) days after the Employee gives the Company written notice of such breach and an opportunity to cure it.

(b) The Employee elects to terminate the Employee’s employment in all other circumstances not constituting a material breach that is not cured by the Company (as set forth in Section 5.1(a)).

6. Compensation on Termination.

6.1 Termination by the Company Pursuant to Section 4.1(d) or by the Employee Pursuant to Section 5.1(a). If the Employee executes a separation agreement and release of claims in the Company’s standard form (the “Separation Agreement”) and (i) the Company terminates the Employee’s employment pursuant to Section 4.1(d) or (ii) the Employee terminates Employee’s employment pursuant to Section 5.1(a), then, subject to compliance with Sections 7, 8, and 9 below: (1) the Company shall continue to pay Employee’s then-current base salary for the period of twelve (12) months (the “Severance Period”); (2) the Company shall pay the Employee an amount equal to any earned and accrued but unpaid Discretionary Bonus for the prior fiscal year which has not been previously paid; (3) all equity awards outstanding as of the Termination Date except for performance awards for which the performance has not yet been achieved as of the Termination Date shall vest as of the Termination Date to the extent that the equity award would have vested during the Severance Period; the remainder of the unvested equity awards and performance awards shall be forfeited on the Termination Date; and (4) the Company shall continue to pay its share of the costs for Employee’s coverage under the Company’s group health insurance plan for twelve (12) months from the Termination Date (the “COBRA Continuation Period”), provided that Employee makes an effective COBRA election regarding group health insurance. Except as otherwise required under Section 13.2, all monetary payments referenced in this Section 6.1 shall be paid in equal installments over the course of the Severance Period beginning on the first regular pay date following the effective date of the Separation Agreement. The Employee will not be eligible for any payments or benefits under the following Section 6.2, if Employee is eligible to receive payments and benefits under this Section 6.1; provided, however, that if Employee commences receiving payments and benefits under this Section 6.1 and a Change in Control occurs within three (3) months of the Termination Date, the Company shall pay Employee the payments and benefits set forth in Section 6.2, less any payments and benefits received to date by the Employee under this Section 6.1. If Employee obtains alternate group health insurance benefits during the COBRA Continuation Period, Employee shall immediately notify Company in writing and Company shall no longer be obligated to pay its share of the costs for continuing Employee’s coverage under the Company’s group health insurance plan. In order for the Employee to be eligible for the severance benefits under this Section 6.1, the Employee must execute and deliver the Separation Agreement within 21 days from the Termination Date and such Separation Agreement must be binding and irrevocable within 30 days from the Termination Date.

6.2 Termination in the Event of a Change in Control. In the event of a consummation of a Change in Control of the Company, and if, upon such occurrence or within the period of one (1) year following such occurrence or three (3) months before a Change in Control, (i) the Company provides notice of non-renewal pursuant to Section 2, the Company terminates the Employee’s employment pursuant to Section 4.1(d), or the Employee resigns for Good Reason, and (ii) the Employee executes a Separation Agreement, then, subject to compliance with Sections 7, 8, and 9 below: (1) the Company shall pay Employee an amount equal to two (2) times the sum of the Employee’s then-current base salary and Discretionary Bonus Target; (2) the Company shall pay the Employee an amount equal to any earned and accrued but unpaid Discretionary Bonus for the prior fiscal year which has not been previously paid; (3) all equity awards outstanding as of the Termination Date shall vest in full on the Termination Date, except for performance awards for which the performance has not been achieved as of the Termination Date; (4) all performance awards outstanding as of the Termination Date for which performance has not been achieved shall be deemed earned as of the Termination Date at the greater of actual performance or target and shall vest on the Termination Date as to the number of shares earned; and (5) the Company shall continue to pay its share of the costs for Employee’s coverage under the Company’s group health insurance plan for a period of eighteen (18) months (the “Change in Control COBRA Continuation Period”), provided Employee makes an effective COBRA election regarding group health insurance. Except as otherwise required under Section 13.2, all monetary payments referenced in this Section 6.2 shall be made in a lump sum on the first regularly scheduled payroll following the effective date of the Separation Agreement. If Employee obtains alternate group health insurance benefits during the Change in Control COBRA Continuation Period, Employee shall immediately notify Company in writing and Company shall no longer be obligated to pay its share of the costs for continuing Employee’s coverage under the Company’s group health insurance plan. Notwithstanding the foregoing, in the event the equity awards are not assumed or substituted and are cancelled in connection with a Change in Control without the substitution of a cash payment, all equity awards shall vest in full immediately prior to the Change in Control (and the performance awards shall be deemed vested and earned as to the number of shares set forth in (4) above). In order for the Employee to be eligible for the severance benefits under this Section 6.2, the Employee must execute and deliver the Separation Agreement within 21 days from the Termination Date and such Separation Agreement must be binding and irrevocable within 30 days from the Termination Date.

6.3 All Other Terminations. If the Company terminates Employee’s employment due to the death or disability of the Employee or for Cause pursuant to Sections 4.1(a), (b) or (c) or the Employee terminates Employee’s employment pursuant to Section 5.1(b), Employee shall only receive payment for all earned and/or vested benefits and wages pursuant to the terms of the underlying benefit plans and programs and all applicable laws through the Termination Date, and Employee shall not be entitled to any of the other payments and benefits set forth in Sections 6.1 or 6.2.

7. Confidentiality.

7.1 The Employee acknowledges that, during the course of performing Employee’s services hereunder, the Company shall disclose to Employee Confidential Information.

7.2 The Employee acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of Confidential Information would result in serious irreparable harm to the Company.

7.3 The Employee agrees that Confidential Information only shall be used by the Employee in connection with Employee’s activities hereunder as an employee of the Company, and shall not be used in any way that is detrimental to the Company.

7.4 The Employee agrees not to disclose, directly or indirectly, any Confidential Information to any third Person, other than representatives or agents of the Company.

7.5 The Employee may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order or as permitted by the Company’s Standard Operating Procedure on Compliance Violations. If disclosure is required, the Employee shall give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

7.6 Upon termination of Employee’s employment, regardless of the reason for termination, the Employee shall promptly return to the Company all materials, whether in electronic or hardcopy format, containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Employee or produced by the Employee in connection with services rendered hereunder.

7.7 The terms of this Section 7 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Employee may have relating to the protection of the Company’s Confidential Information.

7.8 The Employee shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 following the termination of Employee’s employment, regardless of the reason for termination.

8. Inventions Discovered by the Employee While Performing Services Hereunder.

8.1 During Employee’s employment with the Company, the Employee shall promptly disclose to the Company any Inventions, whether patentable, copyrightable or not, made, conceived, developed or first reduced to practice by the Employee, either alone or jointly with others, while performing services for the Company. Without limiting the foregoing, Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of the Employee’s employment or which relate to the business of the Company and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). Employee hereby assigns to the Company all of Employee’s right, title and interest in and to any such Inventions. During and after the Employee’s employment with the Company, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents, trademarks and copyrights in any and all countries on such Inventions. The Employee hereby irrevocably designates the Chief Intellectual Property Officer of the Company, or other person performing such function, as Employee’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents, trademarks and copyrights and to enforce the Company’s rights under this paragraph.

8.2 With respect to any Inventions, and work of any similar nature (from any source), whenever created, which Employee has not conceived, reduced to practice or developed during the period while Employee is performing services for the Company, but which Employee provides to the Company or incorporates in any Company product or system, Employee hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. Employee shall not include in any Inventions Employee delivers to the Company or uses on its behalf, without the prior written approval of the Company, any material which is or shall be patented, copyrighted or trademarked by Employee or others unless Employee provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

8.3 This Section 8 shall survive the termination of Employee’s employment, regardless of the reason for termination.

9. Non-Competition, Non-Solicitation and Non-Disparagement.

9.1 Non-Competition. During the Employee’s employment with the Company and for a period of one (1) year following the Termination Date, the Employee shall not in the United States or in any country in which the Company shall then be doing business, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business that is Competing with the business of the Company or of any of its Subsidiaries or Affiliates of which the Employee may become an employee or officer during the Employee’s employment with the Company; Employee shall not engage in such business on Employee’s own account; and Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 9.1 shall be deemed to prohibit the Employee from acquiring, solely as an investment, up to two percent (2%) of the shares of capital stock of any Competing public corporation or from being employed by or associated with (including serving as a consultant to) a subsidiary, division, department, unit or affiliate (each, a “Unit”) of an entity if that Unit is not engaged in any business which is Competing with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition.

9.2 Non-Solicitation. During the Employee’s employment with the Company and for a period of one (1) year following the Termination Date, neither the Employee nor any Affiliate of the Employee shall, directly or indirectly, solicit, entice or persuade, or attempt to solicit, entice or persuade, any directors, key advisors, officers or employees of or consultants to the Company (collectively, “Associates of the Company”) to leave the services of the Company for any reason. This non-solicitation provision shall not apply to (i) Associates of the Company who previously terminated their relationship with the Company before the Employee solicited or otherwise contacted such Associate of the Company or discussed the employment or other engagement of the Associate of the Company, or (ii) pursuant to a general solicitation through the media, search firm or other method of recruitment that is not directed specifically to any Associates of the Company, unless such solicitation is undertaken as a means to circumvent the restrictions contained or conceal a violation of the obligations herein.

9.3 Non-Disparagement.

9.3.1 From and after the date hereof, the Employee shall not make any oral or written statement or comment that disparages, diminishes or injures, or that a reasonable person would expect at the time such statement or comment is made to likely have the effect of disparaging, diminishing or injuring, the reputation or goodwill of the Company or its Affiliates, or any of its or their respective directors, officers or employees; provided, however, that nothing herein shall prevent the Employee from (A) making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or government investigation or (B) providing any information that may be required by applicable law. The Employee shall continue to be bound by the terms of this Section 9.3 following the termination of this Agreement, or the Employee’s employment hereunder for any reason or no reason.

9.3.2 From and after the date hereof, the Company shall instruct its officers and directors not to make any oral or written statement or comment that disparages, diminishes or injures, or that a reasonable person would expect at the time of such statement or comment is made to likely have the effect of disparaging, diminishing or injuring, the reputation of the Employee; provided, however, that nothing herein shall prevent the Company or any of its officers or directors from (A) making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or governmental investigation or (B) providing any information that may be required by applicable law.

9.4 If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the following rights and remedies:

9.4.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company; and

9.4.2 The right and remedy immediately to cease providing the salary continuation payments and other benefits under Sections 6.1 and 6.2 of this Agreement and to require the Employee to repay to the Company any such payments and benefits that already have been provided as of the time the Company learns of Employee’s breach of this Section 9; provided, however, that if the Employee challenges pursuant to Section 12.2 the Company’s enforcement of the provisions of Section 9 and the cessation of salary continuation payments and other benefits under this Section 9.4.2 and the Employee prevails in such action, the Company shall pay the Employee any salary continuation payments and other benefits that were withheld.

9.4.3 The right and remedy and to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Employee hereby agrees to account for and pay over such Benefits to the Company.

9.4.4 The one (1) year post-termination restriction period shall be tolled during any period of such breach or threatened breach.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

9.5 If any of the covenants contained in Section 7, 8 or 9, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

9.6 If any of the covenants contained in Section 7, 8 or 9, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

9.7 The covenants in Sections 7, 8 and 9 will apply to the Employee, regardless of the circumstances under which the employment ends. In addition, the covenants in Sections 7, 8, and 9 are conditions of Employee’s continued employment with the Company, and they are not tied to Employee’s performance of any particular position, role or job; therefore, the covenants in Sections 7, 8, and 9 shall survive any change in Employee’s position, title, compensation, benefits, role, or responsibilities and shall remain in full force and effect following any such change. By continuing in the Company’s employ, Employee continually re-affirms the intention to be bound by these ongoing covenants.

10. Indemnification and Insurance.

The Company and Employee shall enter into the Company’s standard form of indemnification agreement pursuant to which the Company shall indemnify the Employee against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director or employee of the Company or of any Subsidiary or Affiliate of the Company. The Company shall provide at its expense, subject to its availability upon reasonable terms, directors and officers insurance for the Employee in reasonable amounts. The Company shall make, in its sole discretion, determination with respect to (a) the availability of insurance upon reasonable terms and (b) the amount of such insurance coverage.

11. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile (delivery confirmed by such service), private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested), electronic mail (upon confirmation of receipt) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139

Attention: Senior Vice President, Human Resources

Telephone: (617) 494-0400

Fax: (617) 494-1828

Email:

with a copy to the Company’s General Counsel

If to the Employee:

Timothy P. Clackson, Ph.D.

Address:

Telephone:

Email:

12. General.

12.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

12.2 Other than actions for injunctive relief, including a civil seizure order under the Defend Trade Secrets Act, all disputes arising out Employee’s employment with the Company and/or this Agreement must be submitted for resolution by mandatory, binding arbitration under the Federal Arbitration Act. Binding confidential and private arbitration under this Agreement shall be conducted before a neutral arbitrator selected by both parties from JAMS in Boston, Massachusetts. A request for arbitration must be submitted within the appropriate statute of limitations period under Massachusetts law. After a request for arbitration is submitted, the parties will promptly select a date or dates for arbitration. Thereafter, JAMS administration will give to the parties the names of five arbitrators who are qualified, not conflicted, and can hear the matter on the date(s) selected. Each party will independently rank each arbitrator from one to five, with one representing the most desirable arbitrator and five representing the least desirable arbitrator, and will forward such ranking to JAMS administration confidentially. JAMS will then select the arbitrator with the highest combined rank. Where the dispute proceeds to actual arbitration, the Employee and the Company agree: (i) to engage in a one-day arbitration; (ii) to exchange documents in advance of such arbitration; and (iii) to limit each party to one (1) deposition at the arbitration. For all disputes arbitrated in this manner, the Arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a brief written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based. The Arbitrator will be empowered to award either party any remedy at law or equity that the party would otherwise have been entitled to had the matter been litigated in court including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney’s fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The Arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute at issue.

12.3 The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.4 This Agreement, together with the policies and ancillary agreements expressly referenced herein and the Company’s standard form of indemnification agreement between the Company and Employee, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. Neither party has made any representation, promise or inducement that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

12.5 The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Employee may not assign or delegate to any third person the Employee’s obligations under this Agreement. The rights and benefits of the Employee under this Agreement are personal to the Employee and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. In order to be effective, any such modification or amendment must be signed by the Company’s Chief Executive Officer; Employee acknowledges that no other officer, employee, director or representative is authorized to modify or amend the terms of this Agreement. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.7 During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 12.7.

13. Section 409A.

13.1 Notwithstanding any other provision to the contrary, the parties agree that amounts payable under the Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) consistent with the intentions set forth in this Section 13.

13.2 Salary continuation payments that may become payable under either Section 6.1 or Section 6.2 are intended to be exempt from Section 409A to the maximum extent permitted under (a) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (to the extent of such payments made from the Termination Date, as the case may be, through March 14th of the calendar year following such separation) and (b) the “separation pay due to involuntary separation from service” rule set forth in Section l.409A—1(b)(9)(iii) of the Treasury Regulations (to the extent that such payments made after said March 14th). For purposes of the Agreement, each payable and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13.3 Continued Company-paid COBRA benefits described in Section 6.1 and 6.2 are intended to be exempt from Section 409A under either the welfare benefits exception set forth in Section 1.409A-1(a)(5) of the Treasury Regulations (if COBRA premium payments are not taxable to the Employee) or the limited payments exception set forth in Section 1.409A-1(b)(9)(v)(D) of the Treasury Regulations (if COBRA premium payments are taxable to the Employee).

13.4 All expenses or other reimbursements as provided under the Agreement shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee. No reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

13.5 If the Employee is considered by the Company to be a “specified employee” (within the meaning of Section 409A) upon separation from service and any payment or the provision of any benefit under the Agreement or otherwise that is payable upon separation from service is determined to be nonqualified deferred compensation subject to Section 409A after giving full effect to the intentions set forth in this Section 13, then any such payment or benefit shall not commence until the earlier of (i) the first payroll period commencing during the seventh month immediately following the date of such separation from service, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed hereunder (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.6 All payments and benefits that are payable upon the termination of the Employee’s employment hereunder shall be paid or provided only upon the Employee’s “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Section 1.409A-1(h)(1) of the Treasury Regulations.

14. Section 280G.

14.1 The Employee shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or an Affiliate (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Employee shall exceed the net after-tax benefit that would be received by the Employee if no such reduction was made. For purposes of this Section 14:

(a) The “net after-tax benefit” shall mean (i) the Payments which the Employee receives or is then entitled to receive from the Company or its Affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Employee with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b) All determinations under this Section 14 will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to the Change in Control (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 14 and detailed supporting calculations to both the Employee and the Company as soon as reasonably practicable.

(c) If the 280G Firm determines that one or more reductions are required under Section 14, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Employee. The 280G Firm shall make reductions required under this Section 14 in a manner that maximizes the net after-tax amount payable to the Employee.

(d) As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 14, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Employee (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Employee must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Employee and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Employee.

(e) The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 14.

15. Definitions. As used herein the following terms have the following meaning:

(a) “Affiliate” means and includes any corporation or other business entity controlling, controlled by or under common control with the corporation in question.

(b) “Cause” means any of the following: (i) the failure by the Employee to perform any of Employee’s material duties hereunder; (ii) the conviction of the Employee of any felony; (iii) the commission by the Employee of any crime relating to Employee’s employment with the Company; (iv) willful misconduct by the Employee that has resulted, and could reasonably have been expected to result, in significant harm to the Company’s business or reputation; (v) the failure by the Employee to materially comply with the written policies of the Company; or (vi) a material breach of the terms of this Agreement by the Employee (including, without limitation, a breach of Section 1.4, a failure to commence employment or actions taken by the Employee which create a conflict of interest for the Employee between the Company or any of its Affiliates, on the one hand, and a competitor of the Company or any of its Affiliates, on the other hand).

(c) “Change in Control” means the occurrence of any of the following events: (i) if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose Company or its Affiliates or any employee benefit plan of Company); (ii) a merger or consolidation of Company, whether or not approved by the Company’s Board of Directors, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by Company of all or substantially all of Company’s assets in a transaction requiring stockholder approval.

(d) “Competing” means commercializing or developing in Phase 2 clinical trials or later a drug or drug candidate for the same disease that is then being commercialized or developed in Phase 2 clinical trials or later by the Company or of any of its Subsidiaries or Affiliates prior to any Change in Control.

(e) “Confidential Information” means trade secrets and confidential and proprietary information of the Company, or any information provided to the Employee or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any Affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, structures, cloning vectors, nucleic acid sequences, proteins, protein domains, organisms, cell lines and other biological materials, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, the confidential evaluation of (and confidential use or non-use by the Company or any Affiliate of) technical or business information in the public domain, Inventions, and any other scientific, technical or trade secrets of the Company or of any third party provided to Employee or the Company under a condition of confidentiality.1/ The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (b) was within the Employee’s possession prior to being furnished to the Employee, (c) becomes available to the Employee on a nonconfidential basis or (d) was independently developed by the Employee without reference to the information provided by the Company.

(f) “Good Reason” means the occurrence of one or more of the following conditions arising without the Employee’s voluntary consent:

(i) Any requirement that the Employee relocate to a worksite that would increase the Employee’s one-way commuting distance by more than twenty-five (25) miles;

1/	The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under applicable law and shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (1) the Company has taken reasonable measures to keep secret, and that (2) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

(ii) The Company’s material breach of any provision of this Agreement, provided that the Employee gives notice to the Company within thirty (30) days of the initial occurrence of the breach and it is not cured within thirty (30) days of such notice. A “material breach of any provision of this Agreement” under this clause (ii) includes, without limitation, the Company’s failure to pay or provide salary, bonus or any other form of compensation referenced in Section 3 that is not corrected by the Company within thirty (30) days after receiving notice from the Employee, provided such notice is provided by the Employee within thirty (30) days of the initial occurrence of the breach; provided, further, however, that across the board reductions in compensation or benefits affecting similarly situated employees shall not constitute a material breach of this Agreement or Good Reason;

(iii) The material diminution of Employee’s roles, responsibilities or scope of authority in the Company and/or the entity resulting from a Change in Control, provided that the Employee gives notice to the Company within thirty (30) days of the initial occurrence of the material diminution, and it is not cured within thirty (30) days of such notice; provided, further, however, that it shall not constitute Good Reason that a Change in Control results in Employee working for a subsidiary or operating division of a larger organization, provided that Employee’s roles, responsibilities and scope of authority within that subsidiary or operating division are comparable to Employee’s roles, responsibilities and scope of authority with the Company prior to the Change in Control.

This definition of “Good Reason” shall be interpreted consistent with the definition of an “involuntary separation from service” under Section 1.409A-1 (n) of the Treasury Regulations.

(g) “Inventions” means any patent rights, copyrights, trademarks, trade secrets, process, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, writings, specifications, sound recordings, and pictorial and graphical representations.

(h) “Person” means any natural person, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

(i) “Subsidiary” means any corporation or other business entity directly or indirectly controlled by the corporation in question.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Paris Panayiotopoulos
Paris Panayiotopoulos
President and Chief Executive Officer

By:	/s/ Timothy P. Clackson
Timothy P. Clackson, Ph.D.